UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Briggs & Stratton Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BRIGGS & STRATTON CORPORATION

12301 WEST WIRTH STREET

WAUWATOSA, WISCONSIN 53222

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at the Loews Vanderbilt Hotel Nashville, 2100 West End Avenue, Nashville, Tennessee 37203, on Thursday, October 29, 2015, at 9:00 a.m. Central Daylight Time, for the following purposes:

(1)	To elect three directors to serve for three-year terms expiring in 2018;

(2)	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors;

(3)	To hold an advisory vote to approve executive compensation; and

(4)	To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.

By order of the Board of Directors.

Wauwatosa, Wisconsin

September 9, 2015

KATHRYN M. BUONO

Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 29, 2015. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com and www.basco.com/proxy.

This year we have again elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe this allows us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.

Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet or by telephone. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

Proxy Statement

* * * * *

GENERAL INFORMATION

This proxy statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 29, 2015 at the Loews Vanderbilt Hotel Nashville, 2100 West End Avenue, Nashville, Tennessee 37203. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222.

On September 9, 2015, we mailed to shareholders of record this proxy statement or a notice containing instructions on how to access our proxy statement and annual report on the Internet and on how to vote online. That notice also contains instructions on how you can receive a paper copy of the proxy statement and annual report via the United States mail or an electronic copy via e-mail if you prefer either of those alternatives.

Who can vote?

Shareholders of record at the close of business on August 21, 2015 are entitled to notice of and to vote at the meeting. On August 21, 2015, Briggs & Stratton had outstanding 44,122,866 shares of $.01 par value common stock entitled to one vote per share.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials, including this proxy statement and the annual report, by providing access to such documents on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability was mailed to our shareholders which provides instructions as to how you may access and review all of the proxy materials on the Internet. The notice also instructs you how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the notice for requesting such materials.

How do I vote?

You may vote in person or by properly appointed proxy. You may cast your vote by returning a signed and dated proxy card, or by voting electronically. You have the option to vote by proxy via the Internet or toll-free touch-tone telephone.

Instructions to vote electronically are listed on your notice, proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on October 28, 2015.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

How are votes counted?

A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter.

If a quorum exists, the affirmative vote of a majority of the votes represented in person or by proxy at the meeting is required for the election of directors, to ratify the selection of independent auditors and to approve the advisory vote on executive compensation. A vote withheld from the election of directors or an abstention with respect to the other proposals will count toward the quorum requirement and will have the effect of a vote against the matter being voted on.

Broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. Brokers and other nominees do not have discretionary authority to vote shares in the election of directors or concerning executive compensation matters without instructions from the beneficial owner of the shares. Brokers do have discretionary authority to vote shares on the ratification of the appointment of the independent auditors without instructions from the beneficial owner.

Who pays for this proxy solicitation?

Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Alliance Advisors, LLC to assist in its proxy solicitation efforts, at a fee anticipated not to exceed $3,500 plus reasonable out-of-pocket expenses.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

I.	SHAREHOLDER VOTES

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected to serve for a term of three years expiring in 2018. Six directors will continue to serve for terms that expire in 2016 or 2017. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.

The Nominating & Governance Committee seeks director nominees who are diverse with respect to their backgrounds, knowledge, experience, expertise, perspectives, age, gender and ethnicity. When selecting director candidates and nominees, the Committee determines the mix of experience, qualifications, attributes and skills desired for the entire Board, reviews how current directors satisfy such criteria, determines the experience, qualifications, attributes and skills which will best complement current directors, and uses those criteria to identify director candidates and select nominees.

The Nominating & Governance Committee has identified 11 desired criteria with respect to the experience, qualifications, attributes and skills of directors and director nominees. These criteria, which the Committee may modify from time to time to accommodate the evolving nature of the company’s business and external environment, are CEO experience, financial expertise, international experience, operations experience, executive compensation expertise, regulatory expertise, retail experience, marketing experience, diversity with respect to age, gender and ethnicity, strategy development experience, and experience or expertise with respect to organizational or human resource matters. Additional information about the Committee’s director selection criteria and procedures is contained in the Corporate Governance section of this proxy statement.

On the recommendation of the Nominating & Governance Committee, the Board of Directors elected Jeffrey R. Hennion as a director in the Class of 2016 effective August 12, 2015. Mr. Hennion was identified as a potential new Board member following a search conducted with the assistance of Korn Ferry International, a third party search firm that was paid a fee for its services, which consisted of identifying and evaluating potential Board candidates.

The Committee has recommended the nomination of James E. Humphrey, Frank M. Jaehnert and Charles I. Story for re-election in the Class of 2018.

The proxies received in response to this solicitation will be voted for the election of the nominees named below. Each nominee’s and continuing director’s experience, qualifications, attributes and skills that qualify him or her to serve on the Board are stated below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director
Nominees for Election at the Annual Meeting (Class of 2018):
JAMES E. HUMPHREY, 69 (2) (5)	2010
Retired Chairman of Andersen Corporation, a window and door manufacturer. Chairman 2011-2013. Chairman and Chief Executive Officer 2009-2011.

Mr. Humphrey was the chairman and past CEO of a large privately-owned business with manufacturing, distribution and sales locations throughout the United States and Canada. Before joining Andersen in 1999, he held various sales and marketing positions in Armstrong World Industries, Inc. and served as President of its Floor Products America Division from 1996 to 1999. He received a B.S. degree from Millikin University. Mr. Humphrey has expertise and experience in sales and marketing, retail businesses, distribution, executive compensation, and organizational and human resource matters.

FRANK M. JAEHNERT, 57 (1) (4)	2014

Retired Chief Executive Officer, President and Director of Brady Corporation, a leading provider of high performance labels and signs, safety devices, printing systems and software. Chief Executive Officer and President 2003-2013. Director of Nordson Corporation and Itron, Inc.

Mr. Jaehnert has been the CEO and president of a global manufacturing business. He also served as chief financial officer of that business. His prior work experience includes various financial positions in Germany and the United States for Robert Bosch GmbH, an international manufacturer of automotive, communications, industrial and consumer products. Mr. Jaehnert received the equivalent of a master of business administration degree from the University of Stuttgart, Germany, and has been designated as an audit committee financial expert by our Board of Directors. Mr. Jaehnert’s experience as head of a diversified international business and his expertise in finance and operations enable him to make significant contributions to discussions regarding the company’s strategy and the activities of the Audit and Finance Committees.

Footnotes (1), (2), (3), (4) and (5) are on page 10.

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director
CHARLES I. STORY, 61 (2) (3) (4)	1994
President of ECS Group, Inc., an executive development company, since 2005. Advisory Director of Regions Bank.

Mr. Story is a former CEO and has experience and expertise in operations, marketing, strategy development, and organizational and human resource matters. He is president of an executive development firm that advises numerous companies, including those in diversified manufacturing, consumer products, banking, insurance, construction, hospitality and healthcare, and previously served as CEO of a human resource consulting firm for 12 years. Mr. Story has been the lead director of a public company, a director of two companies in addition to Briggs & Stratton, and a member of the audit and executive committees of another public company. He has been designated as an audit committee financial expert by our Board of Directors. Mr. Story is the former President and CEO of INROADS, Inc., an international non-profit training and development organization. He is Chairman of the Finance Committee and a member of the Compensation and Executive Committees. He received a B.A. degree in Psychology and Management from Fisk University and a Masters in Public Administration from the University of Tennessee and Tennessee State University (Joint Program).

Footnotes (1), (2), (3), (4) and (5) are on page 10.

The Board recommends a vote FOR each nominee.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of Deloitte & Touche LLP as the company’s independent auditors for the current fiscal year ending July 3, 2016. The Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Committee and Board are submitting the selection of Deloitte & Touche LLP for ratification because they value the shareholders’ views on the company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.

A representative of Deloitte & Touche LLP will be present at the October 2015 annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.

The Audit Committee and Board recommend a vote FOR this proposal.

ITEM 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are asking shareholders to approve, on an advisory, non-binding basis, the 2015 compensation awarded to the company’s named executive officers as described in the Executive Compensation section of this proxy statement. The company currently holds advisory votes to approve executive compensation annually.

Our executive compensation program is designed to attract, reward and retain talented executives to lead our company in a highly competitive market, while maximizing shareholder returns. We believe that our compensation program, which ties a significant portion of pay to performance, provides competitive compensation to our executives and utilizes components that align the interests of our executives with shareholders. We believe this approach helps make our management team a key driver in the company’s market leadership and financial performance.

Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement as well as the Summary Compensation Table and related compensation tables and narratives, which discuss in detail how our compensation policies and procedures operate and are designed to meet our compensation objectives and support achievement of our business goals.

We ask our shareholders to approve the following resolution at the annual meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation awarded to the company’s named executive officers, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related materials included in this proxy statement.

While this vote is advisory and non-binding on the company, the Compensation Committee and Board of Directors will review the voting results and consider shareholder concerns in their continuing evaluation of the company’s compensation program.

The Compensation Committee and Board recommend a vote FOR this proposal.

II.	CORPORATE GOVERNANCE

GENERAL INFORMATION ABOUT INCUMBENT DIRECTORS

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director
Incumbent Directors (Class of 2016):
JEFFREY R. HENNION, 48 (2) (5)	2015

Executive Vice President, Chief Marketing and e-Commerce Officer of GNC Holdings, Inc., a global specialty retailer of health and wellness products, since 2014. President and Chief Financial Officer of Branding Brand LLC, a provider of mobile commerce strategies to retailers, 2012-2014. Executive Vice President and Chief Marketing Officer of GNC Holdings, Inc. 2011-2012 and Executive Vice President and Chief Branding Officer of GNC Holdings, Inc. 2011. Executive Vice President and Chief Marketing Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, 2005-2010.

Mr. Hennion is a sitting chief marketing and e-commerce officer with significant international business, retail, marketing and branding experience. Mr. Hennion has a B.A. in Economics from Northwestern University and an M.B.A. in Finance from Duquesne University.

PATRICIA L. KAMPLING, 56 (1) (3) (4)	2011

Chairman, President and Chief Executive Officer of Alliant Energy Corporation, a regulated investor-owned public utility holding company. Previously President and Chief Operating Officer 2011-2012, Executive Vice President and Chief Financial Officer 2010-2011, and Vice President, Chief Financial Officer and Treasurer 2009.

Ms. Kampling is a sitting CEO and has expertise in finance, international business, executive compensation, operations, regulatory matters and strategy development. She also serves on the Board for the American Transmission Company, the first multi-state, transmission only utility in the United States. Ms. Kampling has been designated as an audit committee financial expert by our Board of Directors. She has a B.A. in Economics and a B.S. in Engineering from Swarthmore College, and received her M.B.A. in Finance from the University of Chicago. Ms. Kampling’s experience in finance is valuable as a member of the Audit and Finance Committees.

Footnotes (1), (2), (3), (4) and (5) are on page 10.

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director

TODD J. TESKE, 50 (3)

Chairman, President and Chief Executive Officer of Briggs & Stratton. President and Chief Executive Officer 2010. President and Chief Operating Officer 2008-2009. Executive Vice President and Chief Operating Officer 2005-2008. Director of Badger Meter, Inc. and Lennox International Inc.

Mr. Teske is a sitting CEO and has experience and expertise in finance, international business, operations, strategy development, and organizational and human resource matters. He is chairman, president and CEO of the company. Before becoming CEO in January 2010, he served as the company’s president and chief operating officer, president of its power products business, head of corporate development and controller. He is a director of two other public companies. His memberships on the Board and the Executive Committee help ensure the Board is linked to the company’s management and operations. Mr. Teske is a certified public accountant who worked at a public accounting firm before joining the company. He received a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.

2009

Footnotes (1), (2), (3), (4) and (5) are on page 10.

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director

Incumbent Directors (Class of 2017):

KEITH R. McLOUGHLIN, 59 (3) (5)

President and Chief Executive Officer of AB Electrolux, a manufacturer of major home appliances. Chief Operations Officer Major Appliances 2009-2010.

Mr. McLoughlin is a sitting CEO and has experience and expertise in international business, operations, selling to large retail stores, marketing, strategy development, and organizational and human resource matters. He is chief executive officer of a large international business that manufactures home appliances. His prior work experience includes general management responsibilities in an international consumer goods company. Mr. McLoughlin’s experience as head of an original equipment manufacturing business and managing consumer goods in international markets enables him to provide useful insights to other directors and management on issues concerning sales, marketing and operations. He received a B.S. in Engineering from the United States Military Academy and attended a training program for directors of public companies titled “Corporate Governance Essentials for Directors” sponsored by the Wharton School of the University of Pennsylvania.

2007

HENRIK C. SLIPSAGER, 60 (1) (5)

Retired President, Chief Executive Officer and Director (2000-2015) of ABM Industries, Inc., a leading provider of integrated facility solutions. Mr. Slipsager is serving as a consultant to ABM Industries, Inc. through September 2015, subject to extension.

Mr. Slipsager is a former CEO and has experience and expertise in finance, international business, executive compensation, regulatory matters, strategy development, and organizational and human resource matters. Mr. Slipsager previously served as a chief financial officer of another company. Mr. Slipsager’s experience in making strategic acquisitions and managing a diversified business and a finance organization enables him to provide valuable perspectives regarding strategy and operations. Mr. Slipsager received an M.B.A. degree (equivalent) from the Business School of Copenhagen and has been designated as an audit committee financial expert by our Board of Directors.

2012

Footnotes (1), (2), (3), (4) and (5) are on page 10.

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director

BRIAN C. WALKER, 53 (2) (3) (4)

President and Chief Executive Officer of Herman Miller, Inc., a global provider of office furniture and services. Director of Herman Miller, Inc.

Mr. Walker is a sitting CEO of a public company, which is an international original equipment manufacturer, and has experience and expertise in finance, international business, executive compensation, strategy development, and organizational and human resource matters. Mr. Walker also serves as a director of that company, previously served as its chief operating officer and chief financial officer, and was previously a member of the Detroit Board of Directors of the Federal Reserve Bank of Chicago. Mr. Walker currently serves as a director of Universal Forest Products. He has been a certified public accountant, and received a B.S. in Accounting from Michigan State University. Mr. Walker’s experience enables him to make valuable contributions to Board discussions concerning the company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters enhance his participation as Chairman of the Compensation Committee and as a member of the Finance and Executive Committees. Mr. Walker also serves as the lead independent director of Briggs & Stratton’s Board of Directors.

2002

Committee Memberships:	(1) Audit, (2) Compensation, (3) Executive, (4) Finance, (5) Nominating & Governance.

OTHER CORPORATE GOVERNANCE MATTERS

The Board of Directors is responsible for overseeing the affairs of the company for the benefit of shareholders. The Board has approved charters for the Audit, Compensation, Finance and Nominating & Governance Committees that are reviewed annually by each committee, corporate governance guidelines, an integrity manual (a code of business conduct and ethics applicable to all directors, officers and employees), standards for determining the independence of directors, and stock ownership guidelines. These documents are available in the Investor Relations section of the company’s website (www.basco.com). Printed copies are available upon request to the Secretary.

Director Selection Criteria

The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board. Nominees must meet the following minimum criteria:

•	A strong commitment to integrity

•	Common sense and good judgment

•	Relevant professional or business knowledge

•	A record of accomplishment in prior positions

•	The time and interest to attend and participate in Board meetings

Director Independence

A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange (the “NYSE”). A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

•	The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under NYSE rules.

•	The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.

In August 2015, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Ms. Kampling and Messrs. Hennion, Humphrey, Jaehnert, McLoughlin, Slipsager, Story and Walker are independent. Additionally, William F. Achtmeyer, who resigned as a director on August 29, 2014, was previously determined to be an independent director. Mr. Teske, the company’s Chairman, President and Chief Executive Officer, is not an independent director. The Committee and the Board have also determined that Ms. Kampling and

Messrs. Jaehnert and Slipsager meet the requirements established by the SEC for independence of audit committee members.

Director Selection Procedures

The Nominating & Governance Committee selects director nominees in accordance with the following procedures:

•	Review the experience, qualifications, attributes and skills of existing Board members

•	Determine the experience, qualifications, attributes and skills desired in new director(s)

•	Solicit suggestions from the Chief Executive Officer and directors on potential candidates

•	Consider candidates recommended by security holders

•	Retain a search consultant as needed to identify candidates

•	Evaluate experience, qualifications, attributes and skills of all candidates recommended for consideration

•	Contact preferred candidate(s) to assess their interest

•	Interview preferred candidate(s) to assess their experience, qualifications, attributes and skills

•	Recommend candidate(s) for consideration by the Board

The Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the experience, qualifications, attributes and skills of the candidate. Recommendations must be received no later than May 12, 2016 to be considered for nomination by the company at the 2016 annual meeting. The direct nomination of a director by a shareholder must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Secretary. Direct nominations must be received by the Secretary no earlier than July 1, 2016 and no later than July 26, 2016 for consideration at the 2016 annual meeting.

Leadership Structure

The Board believes it is important to maintain flexibility to choose the leadership structure that is best able to meet the needs of the company and its shareholders based on circumstances that exist at the time and the qualifications of available individuals.

The Chairman of the Board is Mr. Teske, who also serves as President and CEO of the company. The Board currently believes that the company and its shareholders are best served by having Mr. Teske fill both the Chairman and CEO positions. He is most familiar with the business and its challenges, and is best situated to set agendas and lead discussions in Board meetings on matters affecting the company’s business. Also, Mr. Teske has extensive knowledge of the company’s strategy, operations and financial condition, which positions him to best identify matters for Board review and discussion. In addition, the combined role of Chairman and CEO centralizes leadership in one individual. This circumstance prevents ambiguity about accountability and the possibility that two leaders might communicate different messages.

The lead independent director is Mr. Walker. He was selected by the Board based on his years of experience as the CEO of another public company, as a director of Briggs & Stratton and another public company, and as a member of several of the Board’s committees. The lead independent director (1) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors, (2) serves as liaison between the Chairman and the independent directors, (3) approves information sent to the Board, (4) approves meeting agendas for the Board,

(5) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, (6) has the authority to call meetings of the independent directors, and (7) if requested by major shareholders, ensures that he is available for consultation and direct communications.

The chairs of the Audit, Compensation, Finance and Nominating & Governance Committees are, respectively, Ms. Kampling and Messrs. Walker, Story and McLoughlin. Each chair was selected because he or she is independent, has served as a member of the Board for a substantial number of years, and has expertise in areas related to the subject matter of the committee he or she chairs. Committee chairs, as well as committee members, are nominated by the Nominating & Governance Committee and appointed by the Board. The Executive Committee has no chair. Its ex officio members are the CEO and the chairs of the Audit, Compensation, Finance and Nominating & Governance Committees.

Board Oversight of Risk

The Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the company with respect to its strategy, operations, financial reporting and legal compliance. Every six months, and more frequently if required, the Board reviews with management the company’s strategy, and the Finance Committee reviews a list of key risks affecting strategy, operations, reporting and compliance, the status of those risks, and how those risks are being managed.

Periodically throughout the year, the committees to which the Board has delegated responsibility devote part of their regular meetings to the review and discussion of specific risk topics in greater detail, and each committee reports on its activities to the full Board at each regular meeting of the Board. More specifically:

The Audit Committee oversees the company’s risk policies and processes relating to financial statements, financial reporting and legal compliance. As part of its risk oversight role, the committee receives periodic reports from the company’s Director of Internal Audit and its General Counsel, receives an annual report on the status of the company’s Integrity Program from the chair of its Steering Committee, and receives periodic reports on any complaint reported under the Integrity Program concerning an accounting, internal accounting control or auditing matter.

The Compensation Committee oversees risks associated with the company’s management succession plan and compensation structure. It reviews the management succession plan annually, and periodically engages an independent compensation consultant to review and make recommendations concerning the structure of executive compensation. Earlier this year, the Committee also reviewed a report on compensation-related risk prepared by the company’s internal audit staff.

The Finance Committee reviews the company’s insurance and risk management programs, including programs on financial risk such as the use of hedging and derivatives. The Committee also reviews the company’s policies regarding credit, liquidity and capital structure.

The Nominating & Governance Committee oversees risks related to the company’s governance structure and related person transactions involving directors. The Committee also receives an annual report on the Integrity Program from the chair of the company’s Integrity Program Committee.

Board Meetings

The Board has regularly-scheduled quarterly meetings, each of which ends with the independent directors of the Board meeting in executive session, and special meetings. The Chairman of the Board presides at the regularly-scheduled Board meetings and special meetings, and the lead independent director presides at the executive sessions. In fiscal 2015, the Board held 4 regular meetings, 4 executive sessions of independent directors and no special meetings.

Meeting Attendance

Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board and committee meetings. All directors attended the October 2014 annual meeting of shareholders.

All directors attended at least 75% of all meetings of the Board and the committee(s) on which he or she served during fiscal 2015.

Board Committees

The Board has established five committees to assist it in fulfilling its responsibilities. Members of the Executive Committee are the CEO and the chairs of each of the four standing Board committees. Members of the other Board committees are nominated by the Nominating & Governance Committee and appointed by the Board.

Audit Committee

The Audit Committee is composed of Ms. Kampling (chair) and Messrs. Jaehnert and Slipsager. Each member of the Committee has been determined by the Board to be independent under the rules of the SEC and the NYSE and to be an audit committee financial expert under SEC rules. The Committee held 8 meetings during fiscal 2015.

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, and (7) monitor the company’s compliance with legal and regulatory requirements, including compliance by and the grant of any waivers to directors, officers and employees with respect to the company’s code of business conduct and ethics. The Committee may delegate pre-approval authority concerning audit and non-audit services to the chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting. The Committee conducts an annual evaluation of its performance.

Compensation Committee

The Compensation Committee is composed of Messrs. Walker (chair), Hennion, Humphrey and Story. Mr. Achtmeyer was a member of the Committee until August 29, 2014. Each current and former member of the Committee has been determined by the Board to be independent under the rules of the NYSE and the SEC. The Committee held 5 meetings during fiscal 2015.

The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) retains and oversees the work of compensation consultants, legal counsel and other advisors and assesses their independence, (3) reviews and sets the salaries of all other executive officers, (4) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (5) administers the company’s incentive compensation plans for senior executives, (6) periodically reviews the structure of executive compensation and makes recommendations to the Board as required to maintain the alignment of compensation with the company’s strategy and mitigate compensation-based risk, (7) reviews the company’s management succession plan, (8) reviews and recommends to the Board the compensation of directors, and (9) prepares an annual report on executive compensation for inclusion in the proxy statement. The Committee conducts an annual evaluation of its performance.

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant. The Committee assessed the independence of Meridian and does not believe that the work of Meridian has given rise to any conflict of interest under SEC or NYSE rules.

The Committee periodically reviews director compensation with its compensation consultant. The Committee makes recommendations to the Board based on data provided by its compensation consultant and recommendations from the consultant and the CEO. An explanation of the compensation provided to nonemployee directors is located below.

Finance Committee

The Finance Committee is composed of Messrs. Story (chair), Jaehnert and Walker and Ms. Kampling. Each member of the Committee has been determined by the Board to be independent under the rules of the NYSE. The Committee held 4 meetings during fiscal 2015.

The Finance Committee (1) reviews the capital structure of the company and its subsidiaries, and approves the establishment of direct subsidiaries, (2) reviews the company’s financial plan and treasury operations, (3) reviews significant tax matters, (4) reviews the company’s annual operating plan and approves capital expense budgets, (5) oversees the company’s policies on dividends and share repurchases, (6) reviews the company’s insurance and risk management programs, (7) reviews the financial terms of investments, acquisitions and divestitures, and (8) monitors the financial condition of the company’s retirement plans. The Committee conducts an annual evaluation of its performance.

Nominating & Governance Committee

The Nominating & Governance Committee is composed of Messrs. McLoughlin (chair), Hennion, Humphrey and Slipsager. Mr. Achtmeyer was chair of the Committee until August 29, 2014. Each current and former member has been determined by the Board to be independent under the rules of the NYSE. The Committee held 4 meetings during fiscal 2015.

The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and committees, (4) reviews and recommends guidelines and procedures to be used in evaluating the performance of the Board and individual directors, and (5) monitors and makes recommendations to the Board concerning corporate governance matters. The Committee conducts an annual evaluation of its performance.

Executive Committee

The Executive Committee is composed of Messrs. McLoughlin, Story, Walker and Teske and Ms. Kampling. Mr. Achtmeyer was a member of the Committee until August 29, 2014. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Committee held 4 meetings during fiscal 2015.

Communication with Directors

The Board has established a process for interested parties to communicate with the Board, its non-management directors as a group or its lead independent director. Such communications should be addressed to the Secretary of the company, who will forward the communication directly to the lead independent director.

Stock Ownership Guidelines

Nonemployee directors are required to hold shares of the company’s common stock with a value equal to five times the annual cash retainer paid to the director. Directors whose holdings are below this amount satisfy the guidelines by deferring their annual stock grants until retirement from the Board of Directors. Compensation for serving as the lead director, a committee chair or a committee member is excluded. All directors comply with the guidelines.

Rights Agreement

During fiscal 2015, the Board of Directors reviewed the terms of the company’s Rights Agreement with Wells Fargo Bank, N.A., as rights agent, dated as of August 7, 1996 (as amended through August 8, 2012, and last ratified by shareholders on October 17, 2012) (the “Rights Agreement”). The company expects that the Rights Agreement and related common share purchase rights will expire according to their terms on October 21, 2015.

DIRECTOR COMPENSATION

During fiscal 2015, each nonemployee director received an annual retainer of $170,000, of which $85,000 was paid in cash and $85,000 was paid in the company’s common stock. In addition, the lead independent director received $20,000 in cash, the chair of the Audit Committee received $15,000 in cash, the chairs of the Compensation, Finance and Nominating & Governance Committees received $10,000 in cash, and each member of the Audit Committee received $5,000 in cash.

The common stock grant is credited to the director’s account in the Deferred Compensation Plan for Directors. For stock granted to a director who has achieved the stock ownership guidelines, the stock will be distributed one year after the grant date unless the director elects to defer distribution to a later date. For stock granted to a director who has not yet achieved the stock ownership guidelines, the stock will be distributed following the director’s retirement from the Board.

In addition, under the Plan a nonemployee director may elect to defer receipt of all or a portion of his or her director’s cash and stock compensation until any date but no later than the year in which the director attains the age of 73 years. Participants may elect to have cash deferred amounts (i) credited with interest quarterly at 80% of the prevailing prime rate, or (ii) converted into deferred stock based on the deferral date closing price of the company’s common stock. Any balance of deferred shares in a director’s account is credited with an amount equivalent to any dividend paid on the common stock, which will be converted into additional deferred shares. The portion of a director’s annual retainer that was automatically deferred in common stock is distributed in stock. Voluntary deferrals into a cash account are distributed in cash, and voluntary deferrals into a deferred stock account are distributed in cash or stock at the election of a director.

Nonemployee directors are provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on company business. Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Each such director may purchase at retail up to $10,000 annually of company products and products powered by the company’s engines. The company reimburses directors for the purchase price of these products. The amount of the reimbursement is included in the director’s taxable income.

The following table shows the compensation paid by the company in fiscal 2015 to each nonemployee director. Mr. Achtmeyer served as a director until August 29, 2014. Mr. Hennion was not elected as a director until August 12, 2015, so he did not receive any compensation from the company in fiscal 2015.

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	All Other Compensation ($) (c)	Total ($) (d)
W.F. Achtmeyer	$0	$85,000	$0	$85,000
J.E. Humphrey	85,000	85,000	10,000	180,000
F.M. Jaehnert	90,000	85,000	1,725	176,725
P.L. Kampling	105,000	85,000	1,957	191,957
K.R. McLoughlin	95,000	85,000	7,594	187,594
H.C. Slipsager	90,000	85,000	10,000	185,000
C.I. Story	95,000	85,000	0	180,000
B.C. Walker	115,000	85,000	7,056	207,056

Column (b): Each nonemployee director is granted common stock which is credited to the director’s account in the Deferred Compensation Plan for Directors, as described above. Directors held the following shares of common stock under that plan at the end of fiscal 2015: Mr. Achtmeyer 0 shares, Mr. Humphrey 18,655 shares, Mr. Jaehnert 4,181 shares, Ms. Kampling 18,655 shares, Mr. McLoughlin 34,806 shares, Mr. Slipsager 8,339 shares, Mr. Story 36,526 shares, and Mr. Walker 37,007 shares.

Column (c): Includes payments made to each director to reimburse the purchase of company products.

III.	EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consisted of the three directors listed below at the time that fiscal 2015 compensation decisions were made, each of whom was determined by the Board to be independent under the rules of the NYSE.

Management of the company prepared the following Compensation Discussion and Analysis (“CD&A”) for fiscal 2015. The Committee reviewed and discussed the CD&A with management and the Board of Directors.

Based on the review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Brian C. Walker, Chairman James E. Humphrey Charles I. Story

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis that follows is intended to provide shareholders with an understanding of the objectives of the company’s compensation policies and practices applicable to the Chief Executive Officer and other executives named in the Summary Compensation Table (the “named executive officers”). In addition to Mr. Teske (the company’s Chief Executive Officer), the other named executive officers for fiscal 2015 are Mr. Rodgers, Mr. Reitman, Mr. Wright, Mr. Redman and Mr. Heath.

As previously disclosed, the Board appointed Mr. Rodgers, who had served as Senior Vice President and Chief Financial Officer since 2010, as Senior Vice President and President – Engines Group, effective August 17, 2015, replacing Mr. Wright, who has left the company. Effective September 1, 2015, Mr. Reitman’s title was changed to Senior Vice President and President – Global Service. Mr. Heath served as General Counsel and Secretary until April 2015 and retired from the company as of the end of fiscal 2015.

Executive Summary

The principal objectives underlying the company’s compensation program for its named executive officers are to:

•	Attract and retain executives who perform at a high level and are important to the continued success of the company

•	Link cash awards to achievement of the company’s annual operating plan

•	Provide strong financial incentives for named executive officers to increase shareholder value over the long term at reasonable cost to the shareholders

To accomplish these objectives, the company has developed a program that combines traditional cash compensation with incentive-based and retention-focused elements. Components of the program include:

•	Annual salaries

•	Cash incentive awards

•	Long-term incentive awards

•	Retirement and deferred compensation plans

•	Employment and change of control agreements and benefits

Driving the decisions of the Compensation Committee is the belief that a significant portion of the named executive officers’ total compensation should be performance-based. Total compensation for this purpose includes the named executive officer’s base salary, annual target cash incentives and equity incentives. In fiscal 2015, 63% of Mr. Teske’s total compensation was performance-based. The percentages for the other named executive officers were: Mr. Rodgers 53%, Mr. Reitman 47%, Mr. Wright 50%, Mr. Redman 49% and Mr. Heath 45%.

The company also recognizes that its compensation package must be in line with “market.” For that reason, the company benchmarks target total compensation for the named executive officers against the compensation practices of a comparator group of companies that generally reflects the industrial and consumer segments with which the company competes for executive talent.

Company Performance

It is important to understand the performance of the company and the named executive officers during fiscal 2015 in order to assess the appropriateness and effectiveness of the company’s compensation program for that year.

•	The company’s fiscal 2015 net sales of $1.9 billion increased 1.9% from the prior fiscal year’s net sales, driven by the company’s acquisitions of Allmand Bros., Inc. (“Allmand”) and Billy Goat Industries, Inc. (“Billy Goat”), new product introductions and higher sales of commercial lawn and garden equipment and pressure washers in North America.

•	The company’s net income in fiscal 2015 was $45.7 million as compared to net income of $28.3 million in fiscal 2014, and adjusted net income increased from $39.0 million in fiscal 2014 to $64.8 million in fiscal 2015. The adjusted net income improvement was largely driven by previously announced changes to the company’s retirement plans and profitability improvement in the Products segment, which was achieved through execution of the restructuring program and a shift in focus toward sales of higher margin products, offset by the unfavorable impact of currency due to the devaluation of the Australian dollar, Brazilian Real, Euro and Mexican Peso relative to the U.S. dollar.

•	The company’s cash on hand decreased from $194.7 million in fiscal 2014 to $118.4 million in fiscal 2015 primarily due to funding the Allmand and Billy Goat acquisitions.

•	The company launched several new product innovations including Just Check & Add™, InStart®, DirectPower™, SnowShredder™ and Vanguard™ engines with electronic fuel injection.

•	Briggs Value Added (“BVA”), the company’s measurement tool that drives annual cash incentive compensation, was $36.0 million for fiscal 2015, resulting in bonuses paid at 93% of target (BVA is operating income of the company, or a division or plant where applicable, less a capital charge).

•	The company generated cash from operations of $148.1 million and returned $69.6 million to shareholders through its quarterly dividend and stock repurchase program.

The adjusted net income measure used in the preceding paragraph is a financial measure that is not based on Generally Accepted Accounting Principles (“GAAP”), which the company uses to prepare its financial statements. The company believes that the use of adjusted net income when comparing the company’s financial performance for fiscal 2015 to fiscal 2014 aids investors in understanding the magnitude of the change in earnings between fiscal years due to recurring operations. The inclusion of non-GAAP financial measures is intended to supplement, not replace, the presentation of financial results in accordance with GAAP. The following table reconciles the GAAP measure of net income to the non-GAAP measure of adjusted net income.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In Millions)

	2015	2014
Net Income (Loss)	$45.7	$28.3
Tax effected charges to reported net income
Restructuring Charges	17.7	5.2
Goodwill and Intangible Asset Impairment Charges	—	5.5
Acquisition-related Charges	1.4	—

Adjusted Net Income	$64.8	$39.0

Executive Performance

In fiscal 2015, Mr. Teske led the company’s continued focus on product innovation, exemplified by the well-received launches of Just Check & Add™, InStart®, DirectPower™, SnowShredder™ and Vanguard™ engines with electronic fuel injection. He reinvigorated the company’s mergers and acquisitions efforts which led to the acquisitions of Allmand and Billy Goat. Mr. Teske also oversaw implementation of restructuring initiatives and cost savings programs that contributed to improvement of year-over-year adjusted net income.

Mr. Rodgers, the company’s chief financial officer during fiscal 2015, enabled the company to return $69.6 million to the shareholders in the form of dividends and share repurchases, obtained approval to increase the shareholder dividend by 8% and developed strategies to fund the Allmand and Billy Goat acquisitions.

Mr. Reitman led the launch of new product innovations, including InStart®, and oversaw an increase in the company’s market share in Europe.

Mr. Wright, the former leader of the company’s Engines business, led the achievement of cost reductions to help offset inflationary increases, assumed management responsibility of the China and India regions, and oversaw improved profitability over the prior year and the introduction of several engine innovations.

Mr. Redman oversaw the acquisition of Billy Goat and improved profitability over the prior year in the Products business. He effectively managed the company’s restructuring initiative to close its McDonough, Georgia facility and integrate production into its Wauwatosa, Wisconsin plant.

Mr. Heath oversaw an expansion of the company’s Integrity Program and coordinated the legal services required to support the initiatives and activities of the company’s other executive officers.

Executive Compensation Program

At the 2014 annual meeting, shareholders approved an advisory vote on executive compensation. Of the votes cast, 95% approved the compensation awarded to the named executive officers. The Compensation Committee believes the support for the say-on-pay vote affirmed its general approach to executive compensation, which it continued with certain enhancements when administrating the company’s compensation programs and making related decisions in and after fiscal 2015.

Comparator Group

The Compensation Committee references market analyses of executive compensation at selected peer companies to inform its compensation decisions each year. The Committee periodically reviews the composition of the comparator group along with the compensation practices of the companies included in the comparator group. The comparator group referenced by the company for its fiscal 2015 compensation decisions included the following companies, which were selected with the assistance of Meridian:

Andersen Corporation	The Manitowoc Company, Inc.
A.O. Smith Corporation	Martin Marietta Materials, Inc.
Armstrong World Industries, Inc.	Mueller Water Products, Inc.
Boise Cascade Company	Neenah Paper, Inc.
Brady Corporation	NewPage Corporation
Donaldson Company, Inc.	Pella Corporation
Fortune Brands Home & Security, Inc.	Polaris Industries Inc.
Graco Inc.	Snap-on Incorporated
Harley-Davidson, Inc.	Tecumseh Products Company
Herman Miller, Inc.	The Toro Company
IDEX Corporation	USG Corporation
John Bean Technologies Corporation	Valmont Industries, Inc.
Johns Manville Corporation	Vulcan Materials Company
Joy Global Inc.	Woodward Inc.
Lennox International Inc.

These companies represent the consumer durables, industrial equipment, building products, forest and paper products/packaging and other manufacturing segments with which the company and its compensation consultant believe the company competes for executive talent. Annual revenues of these companies at the time the comparator group was compiled in June 2014 ranged from $660 million to $6.0 billion, with their market capitalizations ranging from $183 million to $12.1 billion. The company compares its compensation program to the 50th percentile of the comparator group and considers itself to be “at market” if it comes within 10% of that percentile for cash compensation and within 15% of that percentile for long-term incentive compensation.

Annual Salaries

The Compensation Committee determines executive salaries based on the value of the job and the amount required to attract and retain key executives. The Committee generally targets annual salaries for company officers slightly above the 50th percentile of the comparator group, with individual salaries based on the level of responsibility and individual performance. The Committee reviews salaries at the beginning of each fiscal year and normally sets revised salaries effective September 1.

After reviewing and considering the results of Meridian’s August 2014 update regarding compensation practices of the comparator group and evaluating the individual performance of each of the named executive officers, the Compensation Committee increased annual salaries for the named executive officers effective September 1, 2014 as follows: Mr. Teske’s annual salary was increased by 3% to $906,000, the salary for Mr. Rodgers was increased by 4% to $446,000, and the salaries for Messrs. Reitman, Wright, Redman and Heath were increased by 3%, 2%, 2% and 3%, respectively, to $375,000, $370,000, $340,000 and $392,000. As a result of these adjustments, the salaries remained near the 50th percentile of the comparator group with the exception of Mr. Reitman, whose annual salary was above the 75th percentile, a reflection of his tenure with the company and the increased responsibilities associated with his European assignment.

Cash Incentive Awards

The Compensation Committee amended the company’s annual cash incentive plan in August 2014 to include BVA as a performance measure by adopting the Annual Incentive Plan (the “AIP”). The goal of the AIP is to further connect the named executive officers’ decision-making and rewards with the company’s objectives and strategic initiatives by:

•	Providing above-market award opportunities for superior performance,

•	Placing a greater emphasis on combined company-wide, group and business unit results,

•	Providing a consistent emphasis on performance throughout the company,

•	Recognizing as appropriate individual and non-financial factors that contribute to success, and

•	Emphasizing teamwork and collaboration across all businesses and functions.

To achieve these objectives, target annual cash incentive awards are tied to results that consist of financial and, in some cases, individual performance metrics. The financial metric, referred to as “Briggs Value Added” or “BVA,” measures operating income minus a capital charge on a company-wide, division and plant basis:

•	The operating income component of the BVA calculation equals income from operations as reported on the company’s financial statements for the plan year, adjusted for restructuring charges and material non-recurring items approved by the Compensation Committee.

•	The capital component of the BVA calculation equals the capital employed in the company’s businesses multiplied by a cost of capital rate approved by the Compensation Committee.

Each named executive officer’s opportunity for an annual cash incentive award is based on the named executive officer’s position, comparator group data and annual salary. Actual annual cash incentive awards can range from 0% to 200% of the named executive officer’s target award, determined by the “performance factor” associated with the level of BVA achieved. In fiscal 2015, company-wide BVA had to be greater than $6.2 million in order for there to be a performance factor greater than zero (i.e., the threshold level) and achievement of BVA of $38.2 million was assigned a performance factor of 1.0. (which would have resulted in a payout equal to 100% of the named executive officer’s target). The maximum company-wide BVA on which cash awards could be paid in fiscal 2015 was $61.5 million, which was assigned a performance factor of 2.0 (i.e., a payout equal to 200% of the named executive officer’s target).

Target cash incentive awards for the named executive officers were tied solely to company-wide BVA in fiscal 2015 and were intended to be comparable to opportunities customarily provided by other companies to executives having similar responsibilities. The target cash incentive award for Mr. Teske as CEO was 110% of his annual salary, which was at a level slightly less than the 75th percentile of the comparator group of companies described above. Target cash incentive awards were 60% of annual salary for the other executives named in the Summary Compensation Table, other than Mr. Heath, whose target cash incentive award was 40% of his annual salary. These targets put Messrs. Rodgers, Wright and Heath at or below the 50th percentile of the comparator group and Messrs. Reitman and Redman between the 50th and 75th percentiles of the comparator group.

The company’s target BVA for fiscal 2015 of $38.2 million contemplated a 56% improvement in operating income from the prior year. The company’s actual BVA for fiscal 2015 was $36.0 million, producing a company performance factor of 0.93 under the AIP. Consistent with past practice, and in accordance with the AIP, the company adjusted its financial results for purposes of this BVA calculation to reflect certain unanticipated events that were not taken into account when the BVA target was established. The operating income of companies acquired during the fiscal year was excluded from the fiscal 2015 BVA calculation, as were certain acquisition-related charges. In addition, certain expenses incurred in connection with the restructuring of the company’s Products business were also excluded. Cash incentive awards actually paid to the named executive officers for fiscal 2015 performance based on this calculation were: Mr. Teske $922,405, Mr. Rodgers $247,380, Mr. Reitman $208,134, Mr. Wright $205,623, Mr. Redman $189,162 and Mr. Heath $145,204. If the adjustments to BVA under the AIP had not been made, the company performance factor would have been 0.25 (resulting in cash bonuses for the named executive officers of 25% of target).

Prior to fiscal 2014, the company used Economic Value Added (“EVA”) for purposes of calculating cash incentive awards. EVA was net operating profit of the company or a division after taxes less a capital charge. The calculation of BVA is not comparable to the calculation of EVA. The company moved from EVA to BVA to more directly connect decision-making and rewards with the company’s objectives and strategic initiatives.

Long-Term Incentive Awards

The purpose of the company’s long-term incentive compensation program is to align the most substantial component of executive compensation to the creation of long-term shareholder value and the drivers of that value. In addition, the program is designed to retain key executive talent in a cyclical and competitive industry segment. To achieve these goals, the company uses a combination of stock option, restricted stock and performance share awards.

The aggregate value of equity awards granted to each named executive officer is based on the named executive officer’s position and comparator group data. The aggregate target value of each named executive officer’s annual equity awards is intended to be at or near the 50th percentile of market values for comparable positions, based on the same comparator group that the Compensation Committee uses to determine annual salaries. The Committee determined the aggregate target value for the CEO’s fiscal 2015 equity awards based on the market data provided by Meridian and other factors, such as the CEO’s experience and performance. The Committee determined the aggregate target values for the other named executive officers’ fiscal 2015 equity awards based on such market data and recommendations by the CEO.

To derive the numbers of restricted/deferred shares, stock options and performance share units (“PSUs”) each year, the Compensation Committee apportions the overall equity incentive target for each named executive officer among the three types of incentives based in part on market data concerning the mix of equity incentives provided by the companies in the comparator group. For equity awards made in fiscal 2015, 40% of the value of each award was stock options, 30% was restricted or deferred stock, and 30% was PSUs. The Committee believed this mix of equity would encourage performance and alignment with shareholders, as awards are based on both absolute stock price growth and the achievement of operating results. The Committee increased the named executive officers’ equity incentive targets in fiscal 2015 from the prior year due to the company’s continued focus on aligning the interests of named executive officers with those of shareholders. The increased targets and grants of restricted/ deferred stock, stock options and PSUs were approved in August 2014; while restricted/deferred stock was granted in August 2014, the awards of stock options and PSUs were deferred to October 2014 pending shareholder approval of the company’s 2014 Omnibus Incentive Plan. Future grants of stock options and PSUs are expected to occur each August along with restricted stock (or restricted stock unit (“RSU”)) grants.

The table below summarizes the total grant date value of each named executive officer’s fiscal 2015 award and its apportionment among stock options (40%), restricted or deferred stock (30%) and PSUs (30%).

LONG-TERM EQUITY AWARDS IN FISCAL 2015

Name	Total Grant Date Value	Stock Options	Restricted/ Deferred Stock	PSUs
T.J. Teske	$2,600,000	$1,040,000	$780,000	$780,000
D.J. Rodgers	615,000	246,000	184,500	184,500
W.H. Reitman	265,000	106,000	79,500	79,500
J.C. Wright	375,000	150,000	112,500	112,500
H.L. Redman	305,000	122,000	91,500	91,500
R.F. Heath	385,000	154,000	115,500	115,500

Stock Option Grants in Fiscal 2015. Stock options are designed to align the named executive officers’ interests with those of shareholders since value is only realized if the stock price increases. The number of stock options awarded to each named executive officer in fiscal 2015 was determined by dividing (i) 40% of the aggregate target value of the named executive officer’s equity awards by the (ii) Black-Scholes value of an option on a share of the company’s common stock based on its fair market value on the grant date, as discussed in the Compensation Tables section of this proxy statement.

In fiscal 2015, the Committee began granting stock options with an exercise price equal to the fair market value of the company’s stock on the grant date; the options become exercisable three years after the date of grant and generally expire ten years after the grant date. Prior to fiscal 2015, the Committee granted premium-priced stock options with an exercise price set 10% above the fair market value of the company’s stock on the grant date; those options vest three years after the grant date and expire five years after the grant date. The Committee made this change to become more competitive in the marketplace and to provide a stronger incentive to the named executive officers.

Restricted/Deferred Stock Grants in Fiscal 2015. Restricted and deferred stock grants are meant to strengthen the alignment of the interests of the named executive officers with those of shareholders, motivate the creation of shareholder value and preserve the value of the company. The aggregate number of shares of restricted or deferred stock awarded to each named executive officer in fiscal 2015 was determined by dividing (i) 30% of the aggregate target value of the named executive officer’s equity awards by (ii) the fair market value of company stock on the date of grant. Such restricted/deferred stock awards vest five years after the date of grant, except that the vesting date may be accelerated in the case of death, disability, retirement or a change in control. Following approval of the 2014 Omnibus Incentive Plan in October 2014, the vesting period of new grants of restricted stock is three years and RSUs replaced deferred stock. The Committee reduced the vesting period from five years to three years based on market considerations.

PSU Grants in Fiscal 2015 and Outstanding Performance Share Awards. Grants of PSUs and performance shares are designed to reward named executive officers for executing the company’s strategic plan to deliver superior company performance. The target number of PSUs awarded to each named executive officer in fiscal 2015 was determined by dividing (i) 30% of the aggregate target value of each named executive officer’s equity awards by (ii) the fair market value of company stock on the date of grant.

The Compensation Committee began granting PSUs as opposed to performance share awards in fiscal 2015. Other than as to the underlying company performance goals, performance shares and PSUs have substantially the same terms. The fiscal 2015 grants of PSUs were made in October 2014 (however, the related performance goals were approved in August 2014) and are based on targets related to the company’s operating income over a three-year performance period. The Committee changed the performance goal from total shareholder return (“TSR”) to operating income in order to align the awards with achievement of the company’s three-year strategic plan. The final earned award can range from 0% to 200% of the target depending on performance compared to the operating income metric. In order to achieve a payout at threshold, the PSUs granted in October 2014 required operating income over the three-year performance period to be $268.1 million at a minimum (for a payout of 25% of target). A payout of 100% of target would result from operating income of $306.6 million over the three-year performance period and a payout of 200% of target would be achieved if the three-year operating income is equal to or greater than $336.2 million (which the Committee considered to be a significant stretch). In August 2015, the company adjusted its financial results for purposes of its outstanding PSUs to reflect certain unanticipated events that were not taken into account when the PSU targets were established. The effect of this adjustment was to exclude the operating income of acquisitions completed in fiscal 2015 and acquisition related changes. In addition, certain expenses incurred in connection with the restructuring of the company’s Products business were excluded. Straight line interpolation is used to arrive at the payout percentage if the three-year operating income does not fall squarely at one of the three thresholds.

For performance shares awarded in fiscal 2014 and prior years, the final earned award is determined by how well the company’s stock performs relative to a comparator group of public companies over a three-year performance period. The final earned award will equal the target award if the TSR on company stock over the applicable three-year performance period is at the 50th percentile of the comparator group companies. The final earned award will be 200% of the target award if the company’s TSR is at or above the 80th percentile, 50% of the target award if TSR is at the 40th percentile, and zero if TSR is below the 40th percentile after three years.

Companies were selected for the comparator group by the Compensation Committee with assistance from Meridian. The comparator group, which is different than the comparator group referenced above, was intended to include public companies that are generally affected by many of the same external factors and operate under broadly similar economic and business circumstances as the company. For outstanding performance share awards, the comparator group companies are:

Actuant Corp.	Mueller Water Products, Inc.
Clarcor Inc.	Nordson Corp.
Crane Co.	Pall Corp.
Donaldson Company, Inc.	Pentair plc
Dover Corp.	Polaris Industries, Inc.
Enpro Industries Inc.	Snap-on Incorporated
Flowserve Corp.	SPX Corp.
Generac Holdings Inc.	Stanley Black & Decker Inc.
IDEX Corp.	The Toro Company
Kennametal Inc.	Valmont Industries, Inc.
Lincoln Electric Holdings Inc.	Watts Water Technologies Inc.
Makita Corp.	Whirlpool Corp.
Mueller Industries

The Compensation Committee evaluated performance on the performance share awards granted in August 2012 at its August 2015 meeting and determined that the TSR on the company’s stock was below the 40th percentile of the comparator group; therefore, the fiscal 2013 awards did not vest.

Retirement and Deferred Compensation Plans

Named executive officers participate in two retirement plans (a defined benefit pension plan in which benefits were frozen as of December 31, 2013 and a supplemental executive retirement plan), two deferred compensation plans (a tax-qualified 401(k) plan and a supplemental defined contribution plan), and an executive life insurance program. The supplemental plans and life insurance program provide enhanced benefits that are considered necessary to retain named executive officers and maintain aggregate compensation at competitive levels. The principal terms of these plans and program are described below.

Retirement Plans. The company has a defined benefit retirement plan covering officers and certain other employees under which benefits were frozen effective December 31, 2013. Non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years of compensation in the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service. Compensation taken into account in determining a pension includes salaries and cash awards. The amount of a pension is offset by 50% of Social Security payments. The Social Security offset is prorated if years of credited service are less than 30. Benefits under the plan were frozen on December 31, 2013.

Company officers also participate in an unfunded plan that supplements benefits under the retirement plan. The supplemental plan provides officers with an additional 0.5% of compensation per year of credited service over that presently payable under the retirement plan. In no event will a pension paid under the above-described plans exceed 70% of the employee’s average monthly compensation as calculated in determining pension benefits. A trust has been established for deposit of the aggregate present value of the benefits provided to officers under the supplemental retirement plan upon a change in control of the company.

Supplemental Defined Contribution Plan. Officers and key employees are eligible to participate in a nonqualified defined contribution plan that supplements the company’s 401(k) plan. In the 401(k) plan, a participant may defer up to 75% of his or her salary and cash award, subject to Internal Revenue Service limits. The employer matching contribution for such deferrals is 100% of the participant’s first 2% of contributions and 50% of the participant’s next 4% of contributions. Under the supplemental defined contribution plan, the company matching contribution is 50% of the participant’s deferrals or 4% of compensation, whichever is less.

The supplemental plan provides for automatic company contributions on behalf of newly-elected officers in the retirement plans. These company contributions are (i) an annual contribution of 3% of the participant’s salary and cash award and (ii) an annual contribution that increases over 20 years from 3% of the participant’s salary and cash award to 8% of the participant’s salary and cash award. The Board of Directors may also authorize a discretionary lump sum company contribution to the account of a participant.

The same investment elections are available with respect to account balances in the supplemental defined contribution plan as are available in the company’s 401(k) plan. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

A trust has been established to fund the company’s liabilities to participants in the supplemental defined contribution plan. The assets of this trust as well as the separate trust for the supplemental retirement plan are subject to claims of the creditors of the company.

Employment and Change of Control Agreements and Other Benefits

Employment Agreements. Each continuing named executive officer has a two-year employment agreement with the company. The agreement automatically extends for an additional year each January 1 unless either party gives a 30-day notice that the agreement will not be renewed.

Under each employment agreement, the covered named executive officer agrees to perform the duties that may be assigned by the company from time to time. The named executive officer also agrees for a period of two years following termination of employment for any reason to keep company information confidential, not to compete with the company and not to solicit the company’s employees for employment. The company agrees to pay the named executive officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees in comparable positions. In the event of a termination other than for cause, the officer’s salary and certain fringe benefits (but not cash awards or long-term incentive compensation) are continued for the remaining term of the agreement.

Change of Control Agreements. Each continuing named executive officer has a change of control agreement with the company. The agreement becomes effective upon a defined change of control of Briggs & Stratton or if the officer’s employment is terminated upon or in anticipation of such a change of control, and automatically supersedes any existing employment agreement. A change of control is defined to mean the acquisition of 20 percent or more of the company’s voting securities by any person in certain circumstances, replacement of a majority of the directors of the company in certain circumstances, shareholder approval and consummation of certain mergers, or a liquidation or sale of the company’s assets.

The purpose of the change of control agreements is to ensure that in contemplating a potential change in ownership of the company the named executive officers are focused on the best interests of shareholders and not the potential impact on their employment. If during the employment term (three years from the change of control) the officer is terminated other than for cause or if the officer voluntarily terminates his or her employment for good reason or during a 30-day window period one year after a change of control, the officer is entitled to specified severance benefits. These benefits consist of:

(1)	a lump sum equal to the officer’s accrued salary and cash award for the current year, plus three times the officer’s current annual salary and highest annual cash award (which is the greater of the most recent annual cash award received by the officer and the average of the top three cash awards received by the officer over the past five years),

(2)	the present value of a three-year enhancement of service under the Retirement Plan and Supplemental Executive Retirement Plan,

(3)	continuation of benefits for three years after termination of employment under the company’s 401(k) plan, supplemental defined contribution and welfare benefit plans, including without limitation medical, prescription, dental, disability, salary continuance, employee life, group health, accidental death and travel insurance,

(4)	outplacement services selected by the officer,

(5)	any benefits the officer is eligible to receive under any other plan, program, policy, practice or contract of the company,

(6)	a “gross-up” payment that will reimburse the officer for any amounts paid under federal excise taxes, and

(7)	immediate vesting of all outstanding stock options, restricted stock, RSUs and deferred stock pursuant to the company’s incentive compensation plans; PSUs and performance share awards will be paid out pro rata (PSUs as if the target was achieved and performance share awards based on TSR performance as of the change in control).

Change of control agreements executed after October 14, 2009 are different from these agreements in three respects. The agreements no longer have a provision that permits an officer to receive severance benefits if he or she voluntarily terminates employment during a 30-day window period one year after a change of control. The agreements require that a named executive officer who intends to terminate his or her employment for good reason must provide the company with a written explanation and allow the company 30 days to address the situation. In addition, the agreements provide that the company will reduce the lump sum payment that would be made to an officer to a level that does not invoke the federal excise tax imposed by Section 4999 of the Internal Revenue Code. Change of control agreements with the officers named in the Summary Compensation Table were executed prior to October 2009.

Expatriate Agreement with Mr. Reitman. On September 6, 2013, the company entered into an Expatriate Agreement with Mr. Reitman. That agreement was amended effective April 24, 2015 and relates to Mr. Reitman’s relocation to Freienbach, Switzerland through December 31, 2016, when the agreement (as amended) expires. After expiration of the term, the agreement will automatically renew on a monthly basis until replaced by a future agreement or the agreement is terminated.

Under the agreement, Mr. Reitman receives an annual foreign service premium equal to 10% of his base salary and an award of 3,000 shares of restricted stock of the company for completion of each full year of the assignment. In addition to the annual incentive award under the company’s cash incentive plan, Mr. Reitman’s foreign service makes him eligible for an additional bonus of 5% of his annual salary (if certain performance goals are met), to be granted in the discretion of Briggs & Stratton International.

Mr. Reitman is also entitled to an allowance of $62,000 upon completion of his assignment, prorated based on the actual duration of the assignment versus the agreement’s original expiration date of December 31, 2015.

Mr. Reitman continues to participate in the company’s compensation and benefit programs available to officers generally, including life insurance, accidental death and personal loss insurance, health insurance coverage, and retirement plan and 401(k) plan participation. The company’s international assignment policy also requires that the company provide Mr. Reitman with an allowance to cover the amount by which the cost of foreign housing and utilities may exceed U.S. costs. Other benefits include certain relocation and repatriation expenses and household goods storage, a travel related allowance, vacation, tax equalization, arrangement for work and residence visas, and certain medical-related expenses. Mr. Reitman’s existing employment agreement and change of control agreement with the company remain in effect throughout the term of the agreement.

Executive Life Insurance Program. The company provides a death benefit to its named executive officers. The amount of the benefit during employment is 2x annual salary, and the amount after retirement is $400,000. This coverage is consistent with the level of coverage by other companies that offer this benefit. The annual cost to the company for providing the benefit to the named executive officers was approximately $89,000. The company will recover this cost from the cash value of the policy on a covered executive when he retires or dies. The benefit will not be provided to future executives, and the amount of the benefit for current executives will not be increased.

Other Benefits. Each officer of the company may be reimbursed up to $5,000 annually for expenses incurred for personal financial consulting, estate planning and tax preparation.

Other Aspects of the Executive Compensation Program

The company’s incentive awards are subject to clawback rights. Cash and equity awards can be recovered by the company for any plan year in which negligence or misconduct results in a material restatement of the financial statements included in the company’s annual report that is filed with the SEC within three years after payment of the award (and as to any subsequent plan year in which any such award was materially affected by the restatement). Gains on stock options can be recovered by the company if such gains are attributable to options that were exercised within 12 months after any such material restatement.

The company’s compensation plans are designed generally to ensure tax deductibility of the compensation paid under the plans. This includes compliance with Section 162(m) of the Internal Revenue Code, which limits the company’s tax deduction for a named executive officer’s compensation to $1 million unless certain conditions are met. The Compensation Committee believes, however, that shareholders’ interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses. Although the rules governing these requirements are complex, for fiscal 2015, the company believes all compensation provided to all named executive officers was tax deductible to the company. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), there is no certainty that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) will be deductible.

For purposes of qualifying awards of restricted stock (including RSUs and, in prior years, deferred stock) as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee annually establishes a stock pool with respect to each fiscal year. The number of shares in the pool is determined by dividing (i) 10% of the company’s adjusted operating income for the previously completed fiscal year by (ii) the fair market value of company stock on the award date determined by the Committee, rounded up or down to the nearest 10 shares. The maximum portion of the stock pool that could have been allocated to a named executive officer in fiscal 2015 (out of the pool created in August 2013 with reference to fiscal 2014 operating income) in order to preserve the deductibility of such awards under Section 162(m) was 50% for the CEO and 10% for each of the other named executive officers. A similar pool was created by the Committee in August 2014 to qualify awards of restricted stock and RSUs made to the CEO and the other named executive officers in August 2015.

Stock Ownership Guidelines

The CEO is required to hold 5x his annual salary in company stock, senior vice presidents are required to hold 3x their annual salary in company stock and other elected officers are required to hold 2x their annual salary in company stock. The guidelines also contain a prohibition against hedging transactions involving the company’s stock and limitations on pledging company stock. A copy of the stock ownership guidelines is available in the Investor Relations section of the company’s website. All executives named in the Summary Compensation Table who were executive officers of the company as of June 30, 2015 are in compliance with the guidelines.

Compensation-Related Risk

The company’s internal audit staff conducted an annual assessment of the company’s compensation plans and practices with respect to risk and reviewed the assessment with the Compensation Committee. The assessment concluded that the company’s compensation plans and practices are not reasonably likely to have a material adverse effect on the company. The reasons for concluding that the company’s compensation plans and practices do not create material risk for the company include that the company (i) sufficiently monitors the appropriateness of the compensation and benefit plans that are available to company employees, (ii) leverages the expertise of third party service providers where necessary to ensure that the company’s compensation and deferred compensation programs are appropriate when compared to the market, and (iii) implements risk mitigation mechanisms such as a combination of short-term and long-term incentives, stock ownership guidelines, clawback provisions and administration of awards to officers and key managers by independent directors serving as members of the Compensation Committee.

COMPENSATION TABLES

The following table shows salaries, bonuses, incentive awards, changes in the value of retirement benefits, and other compensation relating to fiscal years 2013, 2014 and 2015 for the named executive officers.

SUMMARY COMPENSATION TABLE

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
T.J. Teske	2015	$901,667	0	$1,559,894	$1,040,016	$922,405	$566,000	$284,354	$5,274,336
Chairman, Pres. & CEO	2014	873,333	0	1,453,658	1,000,009	461,120	1,027,000	163,923	4,979,043
	2013	840,000	0	1,468,104	900,000	126,000	568,000	53,159	3,955,263

D.J. Rodgers	2015	443,333	0	368,936	246,012	247,380	65,000	88,622	1,459,283
Sr. Vice Pres. & CFO	2014	425,000	0	331,311	227,997	122,400	140,000	45,884	1,292,592
	2013	400,000	0	326,313	200,000	36,000	56,000	16,134	1,034,447

W.H. Reitman	2015	373,000	0	158,939	105,994	208,134	261,000	233,048	1,340,115
Sr. Vice Pres. & Managing Director - Europe & Global Service	2014 2013	360,167 346,000	0 0	208,468 152,112	101,984 93,200	103,728 31,140	404,000 191,000	171,447 22,862	1,349,794 836,314

J.C. Wright	2015	368,500	0	224,851	150,000	205,623	208,000	86,999	1,243,972
Sr. Vice Pres. & Pres. Engines Group	2014	358,667	0	212,068	145,995	103,296	358,000	47,247	1,225,273
	2013	347,000	0	223,800	137,200	31,230	104,000	22,108	865,338

H.L. Redman	2015	339,000	0	183,089	121,996	189,162	77,000	78,338	988,585
Sr. Vice Pres. & Pres. - Turf & Consumer Products

R.F. Heath	2015	390,333	0	230,992	154,000	145,204	116,000	89,217	1,125,746
Former Vice Pres., Gen. Counsel & Sec.

Column (a): Effective August 17, 2015, Mr. Rodgers was appointed Senior Vice President and President – Engines Group, replacing Mr. Wright, who has left the company. Effective September 1, 2015, Mr. Reitman’s title changed to Senior Vice President and President – Global Service.

Column (b): Mr. Redman has been employed by the Company (or a predecessor) since 1995, but is a named executive officer for the first time in fiscal 2015. Mr. Heath, who served as General Counsel and Secretary until April 2015 and retired as of the end of fiscal 2015, is also a named executive officer for the first time in fiscal 2015. In accordance with SEC rules and related guidance, information for fiscal years 2014 and 2013 is not required to be presented for Mr. Redman or Mr. Heath.

Column (c): Officers received base salary increases for fiscal 2015.

Column (e): Stock awards made in each year include restricted stock, deferred stock, performance shares and PSUs. Restricted and deferred stock is valued at the grant date value of the award. Performance shares granted prior to fiscal 2015 are valued based on the probable outcome of the performance conditions using the Monte Carlo simulation methodology and PSUs granted in fiscal 2015 are valued using the fair market value of the company’s common stock on the date of grant as more fully discussed in Note 14 of the Notes to the Consolidated Financial Statements of the company’s Form 10-K. The value of the performance share and PSU awards at the fiscal 2013, fiscal 2014 and fiscal 2015 grant dates, respectively, assuming the highest level of performance is achieved, would be $1,559,877, $1,407,302 and $1,586,208 for Mr. Teske, $369,068, $320,746 and $352,625 for Mr. Rodgers, $158,925, $143,501 and $164,424 for Mr. Reitman and $224,830, $205,306 and $241,800 for Mr. Wright; the value of the PSUs at the fiscal 2015 grant date to Mr. Redman and Mr. Heath, assuming the highest level of performance is achieved, would be $183,028 and $230,856, respectively.

Column (f): The reported amounts are the grant date values of the awards. The assumptions used in valuing fiscal 2015 stock options are described in “Cash and Stock Awards – Stock Option Calculations” below. Assumptions used in valuing fiscal 2014 and fiscal 2013 stock options are stated in Note 14 of the Notes to the Consolidated Financial Statements of the company’s Form 10-K.

Column (h): The reported amounts include changes in the present value of pension benefits for the relevant fiscal year. Earnings on account balances in the company’s supplemental defined contribution plan are not included because the applicable interest rate is not above-market or preferential.

Column (i): Amounts include professional fees for financial advice, company contributions to 401(k) and nonqualified deferred compensation plans (which reflect higher contribution levels than in prior years as a result of the freezing of the company’s pension plan), premiums paid by the company for life insurance, expenses related to an expatriate assignment, and private use of the company plane by the CEO. Of these items, those exceeding $10,000 for fiscal 2015 include company contributions of $62,446 for Mr. Heath, $63,488 for Mr. Redman, $85,760 for Mr. Reitman, $82,322 for Mr. Rodgers, $255,326 for Mr. Teske and $74,665 for Mr. Wright, life insurance premiums paid by the company totaling $26,771 for Mr. Heath, $12,350 for Mr. Reitman, $22,162 for Mr. Teske and $11,700 for Mr. Wright, and expatriate expenses totaling $134,938 for Mr. Reitman. In addition, the amounts include $6,866 for use of the company plane by Mr. Teske. Dividends on restricted and deferred stock were not included in fiscal years 2013, 2014 or 2015.

All of the compensation paid to the named executive officers was calculated and paid pursuant to the company’s compensation and benefit plans rather than the company’s standard change of control agreement.

Cash and Stock Awards

The following tables show cash and stock awards made to the named executive officers for fiscal 2015, their outstanding equity awards at the end of fiscal 2015, and the gains attributable to stock options they exercised or stock awards that vested during fiscal 2015. The company’s fiscal 2015 financial statements include expenses associated with stock awards granted in August and October 2014 and cash awards paid in August 2015.

Cash Award Calculations. The cash award for each named executive officer is calculated following the conclusion of the fiscal year by multiplying the named executive officer’s target bonus by a performance factor that reflects a financial metric known as “Briggs Value Added” or “BVA.” For the named executive officers, BVA measures operating income minus a capital charge on a company-wide basis:

•	The operating income component of the BVA calculation equals income from operations as reported on the company’s financial statements for the plan year, adjusted for restructuring charges and material non-recurring items approved by the Compensation Committee.

•	The capital component of the BVA calculation equals the capital employed in the company’s businesses multiplied by a cost of capital rate approved by the Compensation Committee.

Per the company’s annual cash incentive plan, actual cash awards can range from 0% to 200% of the named executive officer’s target award, determined by the “performance factor” associated with the level of BVA achieved, as described in “Executive Compensation Program – Cash Incentive Awards” in the CD&A.

Once the cash awards are calculated and approved by the Compensation Committee, they are paid to the named executive officers in August. There are two caps on each cash award. As noted, one cap limits each cash award to 200% of the named executive officer’s target award. A second cap, stated in the 2014 Omnibus Incentive Plan, is $3.5 million.

Stock Option Calculations. The grant date fair value of stock options is determined using the Black-Scholes model. For the grants made in October 2014, the exercise price equaled the fair market value of the company’s common stock on the grant date, with the market price calculated at the reported closing sales price on the NYSE on such date. The assumptions made in the valuation of such options include an exercise price of $18.83 per share, a fair market value of the stock on the grant date of $18.83, an option expected life of 5.5 years, an interest rate of 1.55%, a daily stock price volatility of 27.92%, and an expected dividend yield of 2.66%. The options generally vest on the third anniversary of their grant date and expire on the tenth anniversary of their grant date. For grants made prior to October 2014, the exercise price equaled 110% of the fair market value of the company’s common stock on the grant date, calculated as described above, and such options have a two-year exercise period that begins on the third anniversary of their grant date and expires on August 31 five years after their grant date.

Restricted/Deferred Stock Calculations. The number of shares for each award was calculated by dividing the value of the award by the fair market value of the company’s common stock on the grant date of the award. Shares of restricted and deferred stock awarded to the named executive officers in fiscal 2015 vest five years after their grant date. The vesting date may not be accelerated by the Compensation Committee, other than in the case of death, disability, retirement or a change in control. If a named executive resigns his or her employment prior to the earlier of retirement eligibility or the vesting date, the restricted or deferred stock is forfeited unless forfeiture is waived by the Committee. Cash dividends are paid on restricted stock during the vesting period. Holders of deferred stock awards are credited with additional shares of deferred stock in lieu of cash dividends.

PSU/Performance Share Calculations. PSUs and performance shares vest three years after their grant date. Beginning in fiscal 2015, PSUs vest based on the company’s achievement of a cumulative operating income target during the three-year performance period. Performance shares granted prior to fiscal 2015 vest based on the performance of the company’s share price as compared to a comparator group during the three-year performance period. The vesting date may not be accelerated by the Compensation Committee, other than in the case of death, disability, retirement or a change in control. Dividends declared during the performance period are credited to the participant as additional PSUs or performance shares subject to the same conditions as the initial award.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2015

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Approval Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)	All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Share) (l)	Grant Date Fair Value of Stock & Option Awards ($) (m)
T.J. Teske
Cash Award	8/31/15	8/11/15	0	901,667	1,803,334
Stock Option	10/21/14	8/12/14								272,970	18.83	1,040,016
Stock Award	8/19/14	8/12/14							37,390			779,955
PSUs	10/21/14	8/12/14				10,355	41,420	82,840				779,939
D.J. Rodgers
Cash Award	8/31/15	8/11/15	0	266,000	532,000
Stock Option	10/21/14	8/12/14								64,570	18.83	246,012
Stock Award	8/19/14	8/12/14							8,840			184,402
PSUs	10/21/14	8/12/14				2,450	9,800	19,600				184,534
W.H. Reitman
Cash Award	8/31/15	8/11/15	0	223,800	447,600
Stock Option	10/21/14	8/12/14								27,820	18.83	105,994
Stock Award	8/19/14	8/12/14							3,810			79,477
PSUs	10/21/14	8/12/14				1,055	4,220	8,440				79,463
J.C. Wright
Cash Award	8/31/15	8/11/15	0	221,100	442,200
Stock Option	10/21/14	8/12/14								39,370	18.83	150,000
Stock Award	8/19/14	8/12/14							5,390			112,435
PSUs	10/21/14	8/12/14				1,493	5,970	11,940				112,415
H.L. Redman
Cash Award	8/31/15	8/11/15	0	203,400	406,800
Stock Option	10/21/14	8/12/14								32,020	18.83	121,996
Stock Award	8/19/14	8/12/14							4,390			91,575
PSUs	10/21/14	8/12/14				1,215	4,860	9,720				91,514
R.F. Heath
Cash Award	8/31/15	8/11/15	0	156,133	312,266
Stock Option	10/21/14	8/12/14								40,420	18.83	154,000
Stock Award	8/19/14	8/12/14							5,540			115,564
PSUs	10/21/14	8/12/14				1,533	6,130	12,260				115,428

Column (b): The Grant Date is the day when a cash award was paid to a named executive officer or an equity award was granted to a named executive officer.

Column (c): The Approval Date is the day when the Compensation Committee approved an award.

Columns (d) thru (f): The Threshold is the cash award the named executive officer would have received if the performance factor had been 0. The Target is the cash award the named executive officer would have received if the performance factor had been 1. The Maximum is the cash award the named executive officer would have received if the performance factor had been 2 or more.

Columns (g) thru (i): The vesting of PSUs is based on targets related to the company’s operating income over the three-year performance period (fiscal years 2015, 2016 and 2017). The number of PSUs earned, if any, can range between 0% and 200% of the amount reported in the Target column above, depending on actual company performance. Any PSUs earned, plus PSUs attributable to any dividends that are declared on the company’s common stock during the performance period, will vest at the end of the three-year performance period, and, upon vesting, will be converted into shares of the company’s common stock.

Column (j): Awards were made in restricted stock, except that awards to Messrs. Heath and Reitman were made in deferred stock.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

	Option Awards				Stock Awards
Name (a)	No. of Securities Underlying Unexercised Options Exercisable (#) (b)	No. of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($/Share) (d)	Option Expiration Date (e)	No. of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)

T.J. Teske	123,156		19.877	8/31/15	67,710	1,321,699	21,131	412,477
	203,640		16.203	8/31/16	41,060	801,491	20,789	405,801
		186,340	18.850	8/31/17	39,360	768,307	10,549	205,916
		192,680	20.823	8/31/18	39,620	773,382
		272,970	18.830	10/21/24	37,390	729,853

D.J. Rodgers	26,710		19.877	8/31/15	10,790	210,621	4,698	91,705
	45,960		16.203	8/31/16	9,270	180,950	4,738	92,486
		41,410	18.850	8/31/17	8,750	170,800	2,496	48,722
		43,930	20.823	8/31/18	9,030	176,266
		64,570	18.830	10/21/24	8,840	172,557

W.H. Reitman	51,580		19.877	8/31/15	20,160	393,523	1,752	34,199
	22,420		16.203	8/31/16	4,520	88,230	1,696	33,106
		19,300	18.850	8/31/17	4,080	79,642	1,075	20,984
		19,650	20.823	8/31/18	4,040	78,861
		27,820	18.830	10/21/24	3,000	58,560
					3,909	76,304

J.C. Wright	50,510		19.877	8/31/15	18,400	359,168	3,221	62,874
	33,030		16.203	8/31/16	6,660	130,003	3,033	59,204
		28,410	18.850	8/31/17	6,000	117,120	1,521	29,690
		28,130	20.823	8/31/18	5,780	112,826
		39,370	18.830	10/21/24	5,390	105,213

H.L. Redman	40,400		19.877	8/31/15	25,400	495,808	2,556	49,893
	25,050		16.203	8/31/16	5,050	98,576	2,414	47,121
		22,530	18.850	8/31/17	4,760	92,915	1,238	24,166
		22,350	20.823	8/31/18	4,600	89,792
		32,020	18.830	10/21/24	4,390	85,693

R.F. Heath	34,180		19.877	8/31/15	15,299	289,636	3,184	62,152
	31,110		16.203	8/31/16	6,922	135,117	3,075	60,024
		28,070	18.850	8/31/17	6,368	124,303	1,561	30,471
		28,520	20.823	8/31/18	6,149	120,028
		40,420	18.830	10/21/24	5,685	110,971

Column (b): Options that expired on August 31, 2015 vested on August 17, 2013 and options that expire on August 31, 2016 vested on August 16, 2014.

Column (c): Options that expire on August 31, 2017 vested on August 14, 2015; options that expire on August 31, 2018 vest on August 20, 2016; and options that expire on October 21, 2024 vest on October 21, 2017. Mr. Heath’s unvested stock options vested in connection with his retirement.

Column (f): All restricted and deferred stock awards to named executive officers were granted, in descending order as shown in the table, on August 17, 2010, August 16, 2011, August 14, 2012, August 20, 2013 and August 19, 2014, and vest on August 17, 2015, August 16, 2016, August 14, 2017, August 20, 2018 and August 19, 2019, respectively. In connection with his Expatriate Agreement, Mr. Reitman was granted 3,000 shares of restricted stock on December 2, 2013 which will vest on December 2, 2018. The amounts above include dividend equivalents on deferred shares.

Column (g): Based on the $19.52 per share closing price of a share of the company’s common stock as of the last business day of fiscal 2015.

Column (h) and (i): The amounts in these columns are related to the performance share awards made in fiscal 2013 and fiscal 2014 and to PSUs awarded in fiscal 2015. The amounts above include dividend equivalents on performance shares and PSUs. Vesting of performance shares will depend on performance of the company’s stock price relative to a comparator group of companies over a three-year performance period. Vesting of PSUs will depend on the company’s aggregate operating income during fiscal years 2015, 2016 and 2017 relative to a cumulative operating income target for such performance period. For all awards, the final earned award can range from 0% to 200% of the target depending on performance. The amounts listed above are based on the threshold value of each award (50% for fiscal 2013 and fiscal 2014 awards and 25% for the fiscal 2015 award) multiplied by the $19.52 per share closing price of a share of the company’s common stock as of last business day of fiscal 2015. For the three-year performance period that ended in June 2015, the fiscal year 2013 performance share awards did not vest.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2015

	Option Awards		Stock Awards
Name (a)	No. of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	No. of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

T.J. Teske	60,624	50,526	37,710	777,957
D.J. Rodgers	22,110	3,982	9,260	191,034
W.H. Reitman	28,160	28,394	17,670	364,532
J.C. Wright	24,210	27,018	19,070	393,414
H.L. Redman	0	0	14,240	293,771
R.F. Heath	5,574	4,900	11,440	265,548

Pensions and Other Benefits

The company provides officers with pension benefits under a defined benefit retirement plan and a supplemental retirement plan. The present value of these benefits and certain other information for each named executive officer is shown in the following table.

PENSION BENEFITS FOR FISCAL YEAR 2015

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

T.J. Teske	B&S Retirement Plan		$530,000
	B&S Supplemental Executive Retirement Plan		4,512,000

	Total	19.10	5,042,000	0

D.J. Rodgers	B&S Retirement Plan		127,000
	B&S Supplemental Executive Retirement Plan		386,000

	Total	8.60	513,000	0

W.H. Reitman	B&S Retirement Plan		891,000
	B&S Supplemental Executive Retirement Plan		1,996,000

	Total	22.38	2,887,000	0

J.C. Wright	B&S Retirement Plan		656,000
	B&S Supplemental Executive Retirement Plan		1,712,000

	Total	20.60	2,368,000	0

H.L. Redman	B&S Retirement Plan		174,000
	B&S Supplemental Executive Retirement Plan		548,000

	Total	8.52	722,000	0

R.F. Heath	B&S Retirement Plan		598,000
	B&S Supplemental Executive Retirement Plan		1,371,000

	Total	17.61	1,969,000	0

The amounts in the preceding table show the present value of accumulated benefits as of June 30, 2015. The amounts were calculated using the RP2014 mortality table backed off to 2007 projected generationally using projection scale 2007 and a discount rate of 4.55%. Material assumptions used in determining values include that the beneficiaries receive life only annuities at the earliest age at which unreduced benefits are payable (age 62 or 30 years of service), and that no beneficiary dies prior to retirement. For more detailed information about this calculation see “Retirement and Deferred Compensation Plans” in the CD&A.

Mr. Reitman is, and Mr. Wright was, eligible for early retirement under the company’s Retirement Plan and Supplemental Executive Retirement Plan. Early retirement is available to employees who (1) attain 30 years of service with the company, (2) reach age 55 with 10 or more years of service with the company, or (3) attain age 65. If an employee retires with 30 years of service, there is no reduction in the retirement benefit, and such retiree is eligible to continue medical coverage for up to 10 years but not beyond age 65 as long as the retiree pays the same premiums as active employees. If an employee retires after reaching age 55 and with at least 10 years of service, the benefit is reduced 4% for each year of age less than age 62 or each year of service less than 30, whichever is less. The benefit is not reduced if the employee is at least age 62 with 10 years of service or age 65.

* * * * *

The following table shows contributions and earnings during fiscal 2015 and fiscal year-end balances in the company’s nonqualified deferred compensation plan for each named executive officer. A named executive officer may defer under the plan up to 75% of his or her salary and bonus, reduced by assumed deferrals of 6% of base salary under the company’s 401(k) plan. Company contributions to a participant’s account are described in “Retirement and Deferred Compensation Plans” in the CD&A. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2015

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings (Loss) in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
T.J. Teske	$133,102	$236,776	($15,334)	$0	$1,341,856
D.J. Rodgers	43,372	64,294	14,374	0	378,993
W.H. Reitman	59,440	67,346	(364)	0	461,862
J.C. Wright	41,638	56,190	9,208	0	545,265
H.L. Redman	52,988	44,938	3,670	0	270,218
R.F. Heath	15,456	43,896	1,109	0	293,971

Column (b): Amounts reported as executive contributions are included in the Salary column of the Summary Compensation Table. These amounts include the following contributions by the named executive officers related to compensation earned in fiscal 2015 and deferred subsequent to the end of fiscal 2015: Mr. Teske $73,792, Mr. Rodgers $14,843, Mr. Reitman $45,377, Mr. Wright $20,562, Mr. Redman $15,133 and Mr. Heath $0.

Column (c): The company contributions include 401(k) plan restoration matching and non-elective contributions equal to 100% of the named executive officer’s first 2% of contributions plus 50% of the named executive officer’s next 4% of contributions plus a non-elective contribution of 3% of each named executive officer’s salary and non-equity incentive compensation. Each officer also receives a contribution ranging from 3% to 8% of salary and non-equity incentive compensation based on years of service as an elected officer. These amounts include the following contributions by the company related to compensation earned in fiscal 2015 and deferred subsequent to the end of fiscal year 2015: Mr. Teske $129,137, Mr. Rodgers $29,686, Mr. Reitman $30,845, Mr. Wright $25,718, Mr. Redman $21,125 and Mr. Heath $10,998.

Columns (d) and (f): The aggregate balances include the following amounts that were previously reported as compensation for the named executive officers in the Summary Compensation Table for previous years: Mr. Teske $733,523, Mr. Rodgers $155,736, Mr. Reitman $181,637 and Mr. Wright $228,274. Mr. Redman and Mr. Heath are named executive officers for the first time in fiscal 2015 and, therefore, they have not been included in the company’s prior Summary Compensation Tables.

AGREEMENTS WITH EXECUTIVES

The company has entered into employment agreements and change of control agreements with each of the executives named in the Summary Compensation Table and an Expatriate Agreement with Mr. Reitman. The principal terms of these agreements are described in the CD&A of this proxy statement. As noted above, Mr. Heath has retired and Mr. Wright is no longer with the company.

Assuming the executives named in the Summary Compensation Table were terminated other than for cause on June 26, 2015 (the last business day of fiscal 2015), each named executive officer would have been entitled under his employment agreement to continue to receive a base salary through December 31, 2016 (December 31, 2015 in the case of Mr. Heath) and the same medical plan coverage that would have been available to other salaried employees. The aggregate amount of the salary continuation payments that would have been made to each named executive officer are: Mr. Teske $1,320,000,

Mr. Rodgers $645,000, Mr. Reitman $544,500, Mr. Wright $541,500, Mr. Redman $501,000 and Mr. Heath $196,000. The value of continued medical plan coverage for each named executive officer would have been as follows: Mr. Teske $16,763, Mr. Rodgers $16,763, Mr. Reitman $37,818, Mr. Wright $16,763, Mr. Redman $16,763 and Mr. Heath $8,032.

The employment agreements terminate upon a named executive officer’s death or disability. In the event of an officer’s disability, the officer will continue to receive compensation for six months following termination, reduced by any disability payments which the officer is entitled to receive. The payments that would have been made to each named executive officer, assuming a termination for disability on June 26, 2015, are as follows: Mr. Teske $453,000, Mr. Rodgers $223,000, Mr. Reitman $187,500, Mr. Wright $185,000, Mr. Redman $170,000 and Mr. Heath $196,000.

The named executive officers are not entitled to a death benefit under their employment agreements, but the company’s executive life insurance program provides life insurance equal to two times the named executive officer’s annual base salary if the named executive officer dies while employed by the company and $400,000 when the named executive officer dies after retirement. The death benefits that would have been paid with respect to each named executive officer, assuming the named executive officer died on June 26, 2015, are as follows: Mr. Teske $1,812,000, Mr. Rodgers $892,000, Mr. Reitman $750,000, Mr. Wright $740,000, Mr. Redman $680,000 and Mr. Heath $784,000.

A named executive officer’s termination of employment due to death results in the immediate vesting of all stock options, restricted stock, RSUs and deferred stock. For performance shares and PSUs, the award is paid on a pro rata basis. A named executive officer’s termination of employment due to disability results in the immediate vesting of all restricted stock, RSUs and deferred stock. Stock options remain subject to vesting in the case of a termination due to disability; provided that the Compensation Committee may elect to accelerate such vesting. For performance shares and PSUs, the award is paid on a pro rata basis. Restricted stock, RSUs and deferred stock are not forfeited in the event of a named executive officer’s retirement, but continue to vest in accordance with the terms of the grants to which they relate. An executive who retires may request that the Compensation Committee vest the named executive officer’s stock options upon retirement, and such a request is normally granted. In addition, the Committee may allow performance shares and PSUs to be forfeited on retirement or may authorize payment to the named executive officer at the end of the performance period of all or a portion of the award. The value of the unvested stock options, restricted stock, deferred stock, performance shares and PSUs for each named executive officer as of June 26, 2015 was Mr. Teske $5,523,546, Mr. Rodgers $1,171,767, Mr. Reitman $966,712, Mr. Wright $989,035, Mr. Redman $995,006 and Mr. Heath $1,698,758, based upon the same assumptions used to calculate change of control payments.

If the change of control agreements had become effective on June 26, 2015, the executives named in the Summary Compensation Table would have been entitled to receive the following amounts:

CHANGE IN CONTROL PAYMENTS

Name	Severance Payment	Pension Enhancements	Outplacement Services	Tax Gross-Up	Early Stock Vesting	Other Benefits	Total
T.J. Teske	$5,864,973	$226,000	$12,000	$6,131,478	$5,523,546	$1,056,109	$18,814,106
D.J. Rodgers	2,080,140	55,000	12,000	1,719,047	1,171,767	317,042	5,354,996
W.H. Reitman	1,954,855	103,000	12,000	1,511,354	966,712	382,030	4,929,951
J.C. Wright	1,950,202	92,000	12,000	1,551,550	989,035	337,151	4,931,938
H.L. Redman	1,918,345	75,000	12,000	1,131,547	995,006	308,276	4,440,174
R.F. Heath	1,748,338	90,000	12,000	1,068,921	1,698,758	346,694	4,964,711

The Pension Enhancements values in the preceding table show the increase in the present value of each named executive officer’s accumulated retirement benefit under the company’s non-qualified retirement plan if a defined change of control had occurred on June 26, 2015. The valuation assumes a three-year addition to each named executive officer’s credited years of service, survival of each named executive officer until he reaches the earlier of age 62 or 30 years of service, and payment of a life-only annuity. The valuation is based on the RP2014 mortality table backed off to 2007 projected generationally using projection scale 2007 and a discount rate of 4.55%.

In the Early Stock Vesting column, the value of accelerating the exercise date of stock options was determined for options that were not exercisable on June 26, 2015 but were in the money on that date. The number of such options was multiplied by the difference between the market price of the stock on June 26, 2015 and the exercise price of the options. The value of accelerating the vesting date of restricted and deferred stock was calculated by multiplying the number of such shares that were subject to restrictions on June 26, 2015 by the fair market value of the company’s common stock on that date. For performance share awards granted before October 2014, the value of the award is calculated as if the performance period ended on the day prior to June 26, 2015, and the award was paid on a pro rata basis; since the performance of the company’s stock price as of June 26, 2015 was below the threshold level for all outstanding performance shares granted prior to fiscal 2015, these awards would not have had any value had a change of control occurred as of June 26, 2015. For PSUs, which the company began granting in fiscal 2015, the value of the award is calculated as if target performance was achieved on June 26, 2015 and the award was paid on a pro rata basis.

The amounts in the Other Benefits column consist of the following for each of the executives named in the Summary Compensation Table:

Name	Deferred Compensation	Life Insurance	Financial Planning	Medical Insurance	Company Plane (a)	Total
T.J. Teske	$821,096	$66,486	$15,000	$33,527	$120,000	$1,056,109
D.J. Rodgers	249,617	18,900	15,000	33,525	0	317,042
W.R. Reitman	273,680	37,050	15,000	56,300	0	382,030
J.C. Wright	253,526	35,100	15,000	33,525	0	337,151
H.L. Redman	230,201	29,550	15,000	33,525	0	308,276
R.F. Heath	227,284	80,313	15,000	24,097	0	346,694

a)	The Compensation Committee has authorized Mr. Teske as CEO to use the company plane for private use up to 20 hours per calendar year. The purpose of the authorization is to permit Mr. Teske to spend time on company-related business that he would otherwise spend in transit for personal business or vacation. The amount listed in the table represents the estimated incremental cost to the company for three years of benefits under this policy. The estimated cost was derived by multiplying 20 hours/year of plane use by $2,000/hour to cover the cost of fuel, oil and maintenance.

IV.	OTHER MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three nonemployee directors. The Committee acts under a written charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that each member of the Committee is independent under the rules of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE, and is an audit committee financial expert under SEC rules.

Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and Deloitte & Touche LLP (“D&T”), the company’s independent auditors. The Audit Committee has discussed with D&T the matters related to the conduct of the audit required to be discussed pursuant to the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 16, “Communication with Audit Committees.” The Audit Committee also discussed with D&T the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from D&T the written disclosures and the letter required by Rule 3526 of the PCAOB, “Communications with Audit Committees Concerning Independence,” regarding the independent auditor’s communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.

The Audit Committee has discussed with the company’s internal audit director his evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2015 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Patricia L. Kampling, Chair Frank M. Jaehnert Henrik C. Slipsager

INDEPENDENT AUDITORS’ FEES

	2015	2014
Audit Fees	$1,052,500	$1,074,500
Audit-Related Fees	20,000	—
Tax Fees	911,000	328,000
All Other Fees	2,000	5,000

Total Fees	$1,985,500	$1,407,500

Audit-Related Fees for 2015 relate to the review of the company’s response to a comment letter received from the Securities and Exchange Commission covering periods audited by D&T.

Tax Fees for 2015 include fees for tax compliance reviews, consultation regarding appropriate handling of federal research and development tax credits, a transfer pricing study and the preparation of tax returns. Tax fees for 2014 include fees for tax compliance reviews and the preparation of tax returns.

The Audit Committee must approve in advance all audit and non-audit services to be provided by the independent auditors and must approve all fees to be paid by the company to the independent auditors, each of which occurred in relation to the company’s engagement of D&T for fiscal 2015 services. In addition, the Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	3,967,373	(a)	9.0%
40 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP	3,841,720	(b)	8.7%
6300 Bee Cave Road
Building One
Austin, TX 78746
The Vanguard Group, Inc.	2,840,467	(c)	6.4%
100 Vanguard Blvd.
Malvern, PA 19355
Brandes Investment Partners, L.P.	2,839,604	(d)	6.4%
11988 El Camino Real, Suite 600
San Diego, CA 92130

(a)	BlackRock, Inc. reported that as of December 31, 2014 it had sole voting power with respect to 3,837,724 shares and sole dispositive power with respect to 3,967,373 shares.
(b)	Dimensional Fund Advisors LP reported that as of December 31, 2014 it had sole voting power with respect to 3,708,086 shares and sole dispositive power with respect to 3,841,720 shares.
(c)	The Vanguard Group, Inc. reported that as of December 31, 2014 it had sole voting power with respect to 63,929 shares, sole dispositive power with respect to 2,781,538 shares and shared dispositive power with respect to 58,929 shares.
(d)	Brandes Investment Partners, L.P. reported that as of December 31, 2014 it had shared voting power with respect to 2,068,408 shares and shared dispositive power with respect to 2,839,604 shares.

Amounts for 5% shareholders are presented as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, each current and former executive officer named in the Summary Compensation Table, and all directors and current executive officers as a group as of August 14, 2015.

					Nature of Beneficial Ownership
Name	Number of Shares Beneficially Owned		Percent of Class		Sole Voting and Investment Power	Shared Voting and Investment Power		Sole Voting Power Only
Robert F. Heath	178,666	(a)(e)		*	178,666	0		0
Jeffrey R. Hennion	0			*	0	0		0
James E. Humphrey	18,655	(b)		*	18,655	0		0
Frank M. Jaehnert	6,181	(b)		*	6,181	0		0
Patricia L. Kampling	18,655	(b)		*	18,655	0		0
Keith R. McLoughlin	35,206	(b)		*	35,206	0		0
Harold L. Redman	152,697	(a)		*	108,497	0		44,200	(c)
William H. Reitman	153,765	(a)(e)		*	117,965	0		35,800	(c)
David J. Rodgers	179,020	(a)		*	132,340	0		46,680	(c)
Henrik C. Slipsager	28,339	(b)		*	28,339	0		0
Charles I. Story	44,723	(b)		*	44,723	0		0
Todd J. Teske	1,401,477	(a)	3.1		576,337	600,000	(d)	225,140	(c)
Brian C. Walker	39,407	(b)		*	39,407	0		0
Joseph C. Wright	181,242	(a)		*	139,012	0		42,230	(c)
All directors and current executive officers as a group (18 persons)	2,315,584	(a)(b)(c)(d)(e)	5.2

*	Less than 1%.
(a)	Includes shares issuable pursuant to stock options exercisable within 60 days of August 14, 2015 for Mr. Heath 162,300 shares, Mr. Redman 87,980 shares, Mr. Reitman 93,300 shares, Mr. Rodgers 114,080 shares, Mr. Teske 513,136 shares, Mr. Wright 111,950 shares and all directors and current executive officers as a group 938,166 shares.
(b)	Includes deferred shares and common share units acquired through the deferral of director fees under the Deferred Compensation Plan for the following Directors: Mr. Humphrey 18,655 deferred shares, Mr. Jaehnert 4,181 deferred shares, Ms. Kampling 18,655 deferred shares, Mr. McLoughlin 34,806 deferred shares, Mr. Slipsager 8,339 deferred shares, Mr. Story 36,526 deferred shares, and Mr. Walker 37,007 deferred shares.
(c)	Certain current and former executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power as indicated: Mr. Redman 44,200 shares, Mr. Reitman 35,800 shares, Mr. Rodgers 46,680 shares, Mr. Teske 225,140 shares, Mr. Wright 42,230 shares and all directors and current executive officers as a group 443,590 shares.
(d)	Includes 600,000 shares in the Briggs & Stratton Corporation Foundation, Inc. Mr. Teske shares beneficial ownership through joint voting and investment power.
(e)	The following current and former executive officers also hold deferred shares of company common stock as indicated: Mr. Heath 40,422 shares, Mr. Reitman 3,909 shares and all directors and current executive officers as a group 3,909 shares. Deferred shares are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Number of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest of these individuals tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this proxy statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors, certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on the information provided by the reporting persons, the company believes that all applicable reporting requirements for fiscal 2015 were accomplished in a timely manner, except that, due to technical issues, one untimely filing was made for each of Ms. Kampling and Mr.  Story related to a grant by the company of 4,075 shares of common stock to each such individual.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of June 28, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders	6,084,186	(1)	$23.54	(2)	3,507,978	(3)

Equity compensation plans not approved by security holders	—		n/a		—

Total	6,084,186		$23.54		3,507,978

(1)	Represents options, restricted stock, RSUs, deferred stock, performance shares and PSUs granted under the Briggs & Stratton 2014 Omnibus Incentive Plan. Of this amount, 5,371,896 were awarded under the Briggs & Stratton Incentive Compensation Plan, which terminated effective October 15, 2014. The remaining 712,290 awards were granted under the Briggs & Stratton 2014 Omnibus Incentive Plan, which was approved by shareholders on October 15, 2014. Performance shares and PSUs included in this number are the maximum number of shares that could be issued.
(2)	Weighted average exercise price relates only to stock options.
(3)	Represents securities available for future issuance under the Briggs & Stratton 2014 Omnibus Incentive Plan. The calculation counts one option as a single share, each share of restricted or deferred stock as 2.90 shares, each RSU as 2.90 shares and a target award of a PSU as 2.90 shares in accordance with Section 4.1 of the Plan.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K

Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 28, 2015 accompanies this proxy statement. Requests for additional copies should be directed to Toni Van Etta, Office of the General Counsel and Corporate Secretary, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2016 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than July 1, 2016 and no later than July 26, 2016, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 12, 2016 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS
BRIGGS & STRATTON CORPORATION

Kathryn M. Buono
Vice President, General Counsel and Secretary

Wauwatosa, Wisconsin

September 9, 2015

BRIGGS & STRATTON CORPORATION P.O. BOX 702 MILWAUKEE, WI 53201-0702

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M95081-P68284-Z66137 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRIGGS & STRATTON CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
1. Election of Directors		☐	☐	☐
Nominees:
01)	James E. Humphrey
02)	Frank M. Jaehnert
03)	Charles I. Story

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2. Ratify Deloitte & Touche LLP as the Company’s independent auditors.						☐	☐	☐

3. Approve, by non-binding advisory vote, executive compensation.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M95082-P68284-Z66137

BRIGGS & STRATTON CORPORATION

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING

OF SHAREHOLDERS - OCTOBER 29, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of TODD J. TESKE and KATHRYN M. BUONO, with full power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the annual meeting of shareholders of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Nashville, TN on October 29, 2015 at 9:00 a.m. Central Daylight Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named “FOR” proposals 1, 2 and 3 and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation's 401(k) Plans or Dividend Reinvestment Plan, this proxy constitutes voting instructions for any shares so held.

(Continued and to be signed on reverse side)